EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Playboy Enterprises, Inc. on Form S-3 of our report dated February 20, 2001, except for Note 9, as to which the date is June 26, 2001 on the consolidated financial statements of Playboy TV International, LLC and subsidiaries as of and for the year ended December 31, 2000, appearing in the Annual Report on Form 10-K/A of Playboy Enterprises, Inc. for the year ended December 31,
2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                                     /s/Deloitte & Touche LLP

Miami, Florida
September 19, 2001